Exhibit 99.2

Supernus Announces Settlement with Par on

Trokendi XR® Patent Litigation

ROCKVILLE, Md., Oct. 15, 2015 — Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN) announced that it has entered into a settlement agreement with Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc. (collectively “Par”) involving the ongoing patent litigation regarding Par’s filing of an Abbreviated New Drug Application (ANDA) seeking approval to market a generic version of Supernus’ Trokendi XR® (extended-release topiramate) capsules. The settlement permits Par to begin selling a generic version of Trokendi XR® on April 1, 2025, or earlier under certain circumstances. The agreement is subject to entry of a consent judgment by the U.S. District Court for the District of New Jersey. In the consent judgment, Par acknowledges that the Orange Book-listed patents for Trokendi XR® owned by Supernus, namely United States Patent Nos. 8,298,576, 8,298,580, 8,663,683, 8,877,248, 8,889,191, and 8,992,989, are valid and enforceable with respect to Par’s ANDA product, and would be infringed by Par’s ANDA product. The agreement will be submitted to the applicable governmental agencies.

The patent litigation continues against Actavis and Zydus, the other two ANDA filers. Patent protection for Trokendi XR® expires no earlier than 2027 and Supernus intends to continue its vigorous enforcement of its patent rights.

Supernus is represented by attorneys from Frommer Lawrence and Haug LLP and its corporate counsel, Saul Ewing LLP.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company markets two products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Trokendi XR®. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 12, 2015 under the caption “Risk Factors”.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contact:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com